THE TAIWAN FUND, INC. REVIEW
November 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 9.26% in U.S. Dollar terms in November. Local institutions and foreign investors net sold NT$4.71 billion and NT$55.74 billion, respectively; while proprietary traders net bought NT$3.39 billion. The cement and glass sectors outperformed relative to the TAIEX, with an increase of 34.70% and 24.52% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the technology and plastic sectors underperformed and declined 14.06% and 13.55% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in October rose 2.39% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 4.37% in October, 0.1% more than the previous month. According to Customs’ records, Taiwan’s exports in October decreased by 8.3% YoY to US$20.80 billion; export orders in October were down by 5.56% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 1.87% in November. An overweight position in the retail sector and an underweight position in the foundry sector contributed positively to the Fund’s performance, while an overweight position in the IC design sector and an underweight position in the banking sector negatively contributed to the Fund’s performance.
Investment Strategy:
The TAIEX fell 8.4% in NT Dollar terms in November, with a moderate bounce from its seven-year low of 3995 on November 21, 2008. Foreign investors have continued to be net sellers for six consecutive months, and the trend is almost irreversible near-term due to persistent de-leveraging pressure. Taiwan’s Third Quarter Gross Domestic Product was 1.02% less than the Third Quarter of 2007, with not only weakening exports, but significant decline in domestic consumption and investment. As the impact of the ongoing global recession intensifies, Taiwan’s government announced it would give each individual NT$3,600 in shopping vouchers to support domestic demand. Certain sectors benefited from fiscal stimulus policies, as evidenced by retail and cement sector rallies. Meanwhile, the TAIEX is trying to recover from its seven-year low. We think a rise in infrastructure spending will provide a long-term economic benefit, whereas the economic slowdown will provide a low-risk opportunity to increase equity holdings for the long-term. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Fund Sector Allocation

	% of	% of
As of 11/30/08	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	2.6	3.4
Electronics Distribution	2.7	0.8
IC Design	8.6	3.4
PC & Peripherals	2.7	7.1
Optoelectronic	6.0	5.1
Other Electronic	5.5	5.8
Semiconductor Manufacturing	9.8	13.8
Telecommunications	15.6	11.3
Construction/Cement/Glass	4.3	3.3
Foods	1.9	1.6
Plastics/Chemicals	1.7	9.2
Textiles	—	1.7
Electric Machinery/Appliance	—	1.3
Tourism/Paper/Biotech	1.0	1.0
Iron & Steel	2.0	3.5
Automobile/Rubber	2.4	1.6
Transportation	—	2.7
Wholesale & Retail	5.1	1.2
Miscellaneous(Footware/Others)	3.2	1.9
Petroleum Services	2.9	5.9
Financial Services	7.4	14.2

Total	85.4	100.0
Cash	14.6

Technology	53.5	50.9
Non-Technology	24.5	34.9
Financial	7.4	14.2
Total Net Assets: US$181.49 Million
Top 10 Holdings of Total Fund Portfolio

As of 11/30/08	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	7.44

Chunghwa Telecom Co., Ltd.	7.28

MediaTek, Inc.	5.16

Hon Hai Precision Industry Co., Ltd.	4.11

Taiwan Mobile Co., Ltd.	3.47

President Chain Store Corp.	3.13

Formosa Petrochemical Corp.	2.87

Synnex Technology International Corp.	2.72

Taiwan Glass Industrial Corp.	2.62

Pou Chen Corp.	2.60

Total	41.40
NAV: US$9.77      Price: US$ 8.14      Discount: -16.68%
No. of Shares: 18.57 Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-7.39%	-9.26%	-9.26%
Fiscal Year to Date (c)	-37.81%	-39.99%	-39.60%
One Year	-48.64%	-49.65%	-46.89%
Three Years	-8.47%	-10.21%	-6.29%
Five years	-1.87%	-4.54%	-0.65%
Ten Years	-3.33%	-4.91%	N/A
Since Inception	7.02%	7.19%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 10/31/08	As of 11/30/08
TAIEX	4870.66	4460.49
% change in NTD terms	-14.84	-8.42
% change in USD terms	-16.85	-9.26
NTD Daily avg. trading volume (In Billions)	88.24	58.17
USD Daily avg. trading volume (In Billions)	2.68	1.75
NTD Market Capitalization (In Billions)	12459.60	11404.90
USD Market Capitalization (In Billions)	377.76	342.60
FX Rate: (NT$/US$)	32.9825	33.2890

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang